CODE OF ETHICS

Applicable to	Carlyle Tactical Private Credit Fund

Departments Impacted	Legal and Compliance Department

Risk Addressed by Policy	Client accounts are harmed due to fraudulent and/or deceptive personal trading in securities by employees.

Relevant Law & Related Resources	• Rule 17j-1 under the Investment Company Act • Section 204A of the Investment Advisers Act • Rule 204A-1 under the Investment Advisers Act • Forms N-1A and N-2

Effective Date	June 2021

I. INTRODUCTION

The purpose of this Code of Ethics is to prevent Access Persons of the Fund from engaging in any act, practice or course of business prohibited by paragraph (b) of Rule 17j-1 under the 1940 Act. This Code of Ethics is required by paragraph (c) of Rule 17j-1. A copy of Rule 17j-1 is attached to this Code of Ethics as Appendix A.

Rule 17j-1 makes it unlawful for any affiliated person of or principal underwriter for an investment company or any affiliated person of the investment adviser of or principal underwriter for the company, in connection with the purchase or sale, directly or indirectly, by the person of a security held or to be acquired by the company:

•	to employ any device, scheme or artifice to defraud the company;

•

to make any untrue statement of a material fact to the company or omit to state a material fact necessary in order to make the statements made to the company, in light of the circumstances under which they are made, not misleading;

•	to engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the company; or

•	to engage in any manipulative practice with respect to the company.

No Access Person shall engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-1 set forth above. The interests of the Fund and its shareholders are paramount and come before the interests of any Access Person. Personal investing activities of all Access Persons must be conducted in a manner that avoids actual or potential conflicts of interest with the Companies and their shareholders. Access Persons shall not use their positions, or any investment opportunities presented by virtue of such positions, to the detriment of the Companies and their shareholders.

II. ADOPTION AND APPROVAL OF THE CODE OF ETHICS OF THE FUND AND ADVISER

The Board of Trustees of the Fund, including a majority of the Independent Directors, must approve this Code of Ethics and the Adviser Code, if applicable (collectively, the “Codes of Ethics”) and any material changes to the Codes of Ethics.

Before approving the Codes of Ethics, the Board of the Fund will receive a certification from each of the Fund and the Adviser to the effect that each has adopted procedures reasonably necessary to prevent Access Persons from violating the applicable Code of Ethics.

Pursuant to Rule 17j-1, the Board of Trustees of the Fund must be presented at least annually with a written report describing any issues that have arisen under the Code of Ethics since the last report and certifying that the entity has adopted procedures reasonably necessary to prevent access persons from violating the Code of Ethics.

III. DEFINITIONS

In order to understand how this Code of Ethics applies to particular persons and transactions, familiarity with the key terms and concepts used in this Code of Ethics is necessary. Those key terms and concepts are:

“Access Person” means any director, officer, general partner or Advisory Person of the Fund or of the Adviser. Access Persons will be informed by the Fund’s Chief Compliance Officer or designee if considered an “Access Person.”4

“Adviser” means Carlyle Global Credit Investment Management L.L.C., the investment adviser to the Fund.

“Adviser Code” means the Code of Ethics adopted by the Adviser as described in Appendix C to this Code of Ethics.

“Advisory Person” means any director, officer, general partner or employee of the Fund or the Adviser (or of any company in a control relationship to the Fund or the Adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Fund or the Adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

“Affiliated Person” has the meaning set forth in Section 2(a)(3) of the Act.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

[4]	The Chief Compliance Officer or designee reserve the right to request and review the personal trading activity for accounts associated with non-Access Persons.

“Beneficial ownership” has the meaning set forth in Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, as amended, a copy of which is included as Appendix B. The determination of direct or indirect beneficial ownership shall apply to all securities which an Access Person has or acquires.

“Control” has the meaning set forth in Section 2(a)(9) of the Act.

“Covered Security” means a security as defined in Section 2(a)(36) of the Act, except that it does not include:

•	Direct obligations of the Government of the United States;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

•	Shares issued by open-end funds.

“Independent Director” means a director of the Fund who is not an “interested person” of the Fund within the meaning of Section 2(a)(19) of the Act.

“Investment Personnel” means any employee of the Fund or the Adviser (or of any company in a control relationship to the Fund or the Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund; or (b) any natural person who controls the Fund or the Adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(5) or pursuant to rule 504, rule 505, or rule 506 under the Securities Act of 1933.

“Purchase or sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.

“Security Held or to be Acquired by the Fund” means (i) any Covered Security which, within the most recent 15 days: (A) is or has been held by the Fund; or (B) is being or has been considered by the Fund or the Adviser for purchase by the Fund; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in clause (i) above.

IV. RESTRICTIONS APPLICABLE TO DIRECTORS, OFFICERS AND EMPLOYEES OF THE ADVISER

All “access persons” of the Adviser, as defined in the Adviser Code, shall be subject to the restrictions, limitations and reporting responsibilities set forth in the Adviser Code, as if fully set forth herein.

Persons subject to this Section IV shall be subject to the restrictions, limitations and reporting responsibilities set forth in Sections V and VI below. However, in order to avoid duplicative reporting, Access Persons who also are “access persons” of the Adviser, as defined in the Adviser Code, need not seek separate pre-approvals from the Fund specified in Section V, below, nor make a separate report under this Code of Ethics to the extent the information would duplicate information required to be recorded under Rule 204-2(a)(13) under the Investment Adviser Act of 1940, as amended.

V. SUBSTANTIVE RESTRICTIONS

A. Prohibited Purchases and Sales

Subject to certain exemptions to be discussed in Section V.B below, unless specifically authorized or directed by the CCO, the Adviser’s CCO or their designees, no Access Person may purchase or sell, directly or indirectly, any Covered Security in which that Access Person has, or by reason of the transaction would acquire, any direct or indirect beneficial ownership and which to the actual knowledge of that Access Person at the time of such purchase or sale:

•	is being considered for purchase or sale by the Fund; or

•	is being purchased or sold by the Fund.

B. Exemptions from Certain Prohibitions

The prohibited purchase and sale transactions described in V.A. above do not apply to the following personal securities transactions:

•	purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;

•	purchases or sales which are non-volitional on the part of either the Access Person or the Fund;

•	purchases which are part of an automatic dividend reinvestment plan (other than pursuant to a cash purchase plan option); or

•

purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent the rights were acquired from that issuer, and sales of the rights so acquired.

C. Prohibited Recommendations

An Access Person may not recommend the purchase or sale of any Covered Security to or for the Fund without having disclosed his or her interest, if any, in such security or the issuer thereof, including without limitation:

•	any direct or indirect beneficial ownership of any Covered Security of such issuer, including any Covered Security received in a private securities transaction;

•	any contemplated purchase or sale by such person of a Covered Security;

•	any position with such issuer or its affiliates; or

•	any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

D. Pre-Approval of Investments in Initial Public Offerings or Limited Offerings

No Investment Personnel shall purchase any security (including, but not limited to, any Covered Security) issued in an initial public offering or a Limited Offering unless the Fund approves the transaction in advance. A record of any decisions made in this regard, including the reasons for the decision, shall be kept in accordance with the requirements of Section VII below.

VI. REPORTING OBLIGATIONS OF “ACCESS PERSONS”

The SEC requires Access Persons to report their personal securities transactions and holdings. Access Persons must register all brokerage accounts for them, their spouses, minor children and all other immediate family members of the household on the ComplySci Compliance System (“ComplySci”).6 Access Persons can access ComplySci by logging on with their system user name and unique ComplySci password. For assistance with access to the system, send an email to “TCG Compliance” or compliance@carlyle.com.

If a brokerage account is with one of the brokers participating in automated electronic data feeds to the ComplySci system, the obligations described below to provide security holdings and ongoing trading activity are satisfied automatically via the ComplySci registration process, subsequent electronic data transmissions, and periodic certifications. If an account is not with one of the participating brokers (“non-electronic brokerage account”), then the Access Person must enter all security holdings on the ComplySci system during the registration process and provide reports of personal securities transactions as described below.

If assistance is needed in determining which accounts are brokerage accounts, and what information should be added to ComplySci, contact the Compliance department for assistance. If any of the registered brokerage accounts are under the full investment discretion of a third-party, notify the Legal and Compliance department of the arrangement.

Due to the potential delays and inaccuracies associated with providing personal trading information manually, if brokerage accounts are with non-electronic brokers, Access Persons may be asked to move accounts to a broker providing electronic data feeds to ComplySci

All Access Persons with non-electronic brokerage accounts must provide to the Legal and Compliance Department a complete report of their securities holdings within 10 days of becoming, or being designated, an Access Person, and certify their holdings at least once a year thereafter (typically, via an annual certification through ComplySci). Those reports must be as of a date not more than 45 days prior to the individual becoming an Access Person or the date on which the annual report is submitted.

All Access Persons with non-electronic brokerage accounts must also provide reports of all personal securities transactions. For such accounts, Access Persons may elect to submit (i) immediate trade confirmations as they make trades; (ii) monthly account statements as they are received; or (iii) quarterly statements showing all activity for the previous quarter. All statements or trade confirmations for the quarter are due to the CCO by the 30th day after

[6]	The CCO or designee reserve the right to request and review the personal trading activity for accounts associated with non-Access Persons.

the end of the calendar quarter. Access Persons with non-electronic brokerage accounts who have no quarterly transactions to report must submit written confirmation (via e-mail or otherwise) identifying “nothing to report” to the Compliance department by the 30th day after the end of the quarter. If providing reports via email, please send the email to “TCG Compliance” or compliance@carlyle.com.

The initial, quarterly and annual reports of holdings and securities transactions must cover all securities (except securities acquired in transactions noted below) in which the Access Person has or acquires any direct or indirect beneficial ownership or accounts over which an Access Person has control to make investment decisions (e.g., trusts and estates). Absent facts to the contrary, an Access Person is presumed to have beneficial ownership of securities that are held by his or her spouse or other immediate family members of the Access Person’s household. All beneficial ownership in “Covered Securities” must be reported. “Covered Security” means a security as defined in Section 2(a)(36) of the 1940 Act except that it does not include: (i) direct obligations of the government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments including repurchase agreements; and (iii) shares issued by registered open-end investment companies (i.e., mutual funds); however, exchange traded funds structured as unit investment trusts or open-end funds are considered “Covered Securities”.

Access Persons are not required to report transactions in non-excepted securities if they were acquired in accounts over which the Access Person had no direct or indirect influence or control, such as a blind trust or an investment account where an independent professional has been granted full investment discretion. Similarly, transactions in non-excepted securities that are effected in an Automatic Investment Plan are not subject to the periodic transaction reporting requirements herein.

Access Persons who do not hold any brokerage accounts, and have no holdings to report must: (1) confirm this within 10 days of becoming, or being designated, an Access Person, (typically, via registration on ComplySci), (2) must notify the Compliance department (directly or via the COMPLYSCI Compliance System) if they open a brokerage account or otherwise begin the process of acquiring a reportable holding, and (3) certify the accuracy of this at least once a year thereafter (typically, via an annual certification through ComplySci).

An Independent Director of the Fund who would be required to make a report pursuant to this Section VI solely by reason of being a director of the Fund is required to report a transaction in a security only if the Independent Director, at the time of the transaction, knew or, in the ordinary course of fulfilling the Independent Director’s official duties as a director of the Fund, should have known that (a) the Fund has engaged in a transaction in the same security within the last fifteen (15) days or is engaging or going to engage in a transaction in the same security within the next fifteen (15) days, or (b) the Fund or the Adviser has within the last fifteen (15) days considered a transaction in the same security or is considering a transaction in the same security or within the next fifteen (15) days is going to consider a transaction in the same security.

If there are any questions about the foregoing reporting process or exceptions, Access Persons consult the CCO.

VII. EXECUTION AND RETURN OF CERTIFICATION OF COMPLIANCE

All Access Persons must review this policy statement and will be asked to certify compliance annually via the ComplySci Compliance System or by completing the applicable certification.

VIII. RECORDKEEPING

The Fund shall maintain the following records at its principal place of business as follows:

•	This Code of Ethics and any related procedures, and any code of ethics of the Fund that has been in effect during the past five years, shall be maintained in an easily accessible place;

•

A record of any violation of this Code of Ethics and of any action taken as a result of the violation shall be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

•

A copy of each report under this Code of Ethics made by (or duplicate brokerage statements and/or confirmations for the account of) an Access Person shall be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

•	A record of all persons, currently or within the past five years, who are or were required to make or to review reports made pursuant to Section VI shall be maintained in an easily accessible place;

•

A copy of each report by the CCO to the Board of Trustees of the Fund shall be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

•

A record of any decision, and the reasons supporting the decision, to approve an acquisition by an Investment Personnel of securities offered in an initial public offering or in a Limited Offering shall be maintained for at least five years after the end of the fiscal year in which the approval is granted.

IX. CONFIDENTIALITY

No Access Person shall reveal to any other person (except in the normal course of his or her duties on behalf of the Fund) any information regarding securities transactions by the Fund or consideration by the Fund or the Adviser of any such securities transaction.

All information obtained from any Access Person hereunder shall be kept in strict confidence, except that reports of securities transactions hereunder will be made available to the Securities and Exchange Commission or any other regulatory or self-regulatory organization to the extent required by law or regulation.

X. SANCTIONS

Upon discovering a violation of this Code of Ethics, the Board of Trustees of the Fund may impose any sanctions it deems appropriate, including a letter of censure, the suspension or termination of any director, officer or employee of the Fund, or the recommendation to the employer of the violator of the suspension or termination of the employment of the violator.

Dated: June 10, 2021

Appendix A

Rules and Regulations promulgated under the Investment Company Act of 1940, as amended (the “Act”)

Rule 17j-1 — Personal Investment Activities of Investment Company Personnel

(a) Definitions. For purposes of this section:

(1) Access Person means:

(i) Any director, officer, general partner or Advisory Person of a Fund or of a Fund’s investment adviser.

(A) If an investment adviser is primarily engaged in a business or businesses other than advising Funds or other advisory clients, the term Access Person means any director, officer, general partner or Advisory Person of the investment adviser who, with respect to any Fund, makes any recommendation, participates in the determination of which recommendation will be made, or whose principal function or duties relate to the determination of which recommendation will be made, or who, in connection with his or her duties, obtains any information concerning recommendations on Covered Securities being made by the investment adviser to any Fund.

(B) An investment adviser is “primarily engaged in a business or businesses other than advising Funds or other advisory clients” if, for each of its most recent three fiscal years or for the period of time since its organization, whichever is less, the investment adviser derived, on an unconsolidated basis, more than 50 percent of its total sales and revenues and more than 50 percent of its income (or loss), before income taxes and extraordinary items, from the other business or businesses.

(ii) Any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities.

(2) Advisory Person of a Fund or of a Fund’s investment adviser means:

(i) Any employee of the Fund or investment adviser (or of any company in a control relationship to the Fund or investment adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to the purchases or sales; and

(ii) Any natural person in a control relationship to the Fund or investment adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

(3) Control has the same meaning as in section 2(a)(9) of the Act [15 U.S.C. 80a-2(a)(9)].

(4) Covered Security means a security as defined in section 2(a)(36) of the Act [15 U.S.C. 80a-2(a)(36)], except that it does not include:

(i) Direct obligations of the Government of the United States;

(ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

(iii) Shares issued by open-end Funds.

(5) Fund means an investment company registered under the Investment Company Act.

(6) An Initial Public Offering means an offering of securities registered under the Securities Act of 1933 [15 U.S.C. 77a], the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934 [15 U.S.C. 78m or 78o(d)].

(7) Investment Personnel of a Fund or of a Fund’s investment adviser means:

(i) Any employee of the Fund or investment adviser (or of any company in a control relationship to the Fund or investment adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund.

(ii) Any natural person who controls the Fund or investment adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

(8) A Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) [15 U.S.C. 77d(2) or 77d(6)] or pursuant to rule 504, rule 505, or rule 506 [17 CFR 230.504, 230.505, or 230.506] under the Securities Act of 1933.

(9) Purchase or sale of a Covered Security includes, among other things, the writing of an option to purchase or sell a Covered Security.

(10) Security Held or to be Acquired by a Fund means:

(i) Any Covered Security which, within the most recent 15 days:

(A) Is or has been held by the Fund; or

(B) Is being or has been considered by the Fund or its investment adviser for purchase by the Fund; and

(ii) Any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in paragraph (a)(10)(i) of this section.

(b) Unlawful Actions. It is unlawful for any affiliated person of or principal underwriter for a Fund, or any affiliated person of an investment adviser of or principal underwriter for a Fund,

in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the Fund:

(1) To employ any device, scheme or artifice to defraud the Fund;

(2) To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

(3) To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

(4) To engage in any manipulative practice with respect to the Fund.

(c) Code of Ethics.

(1) Adoption and Approval of Code of Ethics.

(i) Every Fund (other than a money market fund or a Fund that does not invest in Covered Securities) and each investment adviser of and principal underwriter for the Fund, must adopt a written code of ethics containing provisions reasonably necessary to prevent its Access Persons from engaging in any conduct prohibited by paragraph (b) of this section.

(ii) The Board of Trustees of a Fund, including a majority of directors who are not interested persons, must approve the code of ethics of the Fund, the code of ethics of each investment adviser and principal underwriter of the Fund, and any material changes to these codes. The board must base its approval of a code and any material changes to the code on a determination that the code contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by paragraph (b) of this section. Before approving a code of a Fund, investment adviser or principal underwriter or any amendment to the code, the Board of Trustees must receive a certification from the Fund, investment adviser or principal underwriter that it has adopted procedures reasonably necessary to prevent Access Persons from violating the Fund’s, investment adviser’s, or principal underwriter’s code of ethics. The Fund’s board must approve the code of an investment adviser or principal underwriter before initially retaining the services of the investment adviser or principal underwriter. The Fund’s board must approve a material change to a code no later than six months after adoption of the material change.

(iii) If a Fund is a unit investment trust, the Fund’s principal underwriter or depositor must approve the Fund’s code of ethics, as required by paragraph (c)(1)(ii) of this section. If the Fund has more than one principal underwriter or depositor, the principal underwriters and depositors may designate, in writing, which principal underwriter or depositor must conduct the approval required by paragraph (c)(1)(ii) of this section, if they obtain written consent from the designated principal underwriter or depositor.

(2) Administration of Code of Ethics.

(i) The Fund, investment adviser and principal underwriter must use reasonable diligence and institute procedures reasonably necessary to prevent violations of its code of ethics.

(ii) No less frequently than annually, every Fund (other than a unit investment trust) and its investment advisers and principal underwriters must furnish to the Fund’s Board of Trustees, and the Board of Trustees must consider, a written report that:

(A) Describes any issues arising under the code of ethics or procedures since the last report to the Board of Trustees, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and

(B) Certifies that the Fund, investment adviser or principal underwriter, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the code.

(3) Exception for Principal Underwriters. The requirements of paragraphs (c)(1) and (c)(2) of this section do not apply to any principal underwriter unless:

(i) The principal underwriter is an affiliated person of the Fund or of the Fund’s investment adviser; or

(ii) An officer, director or general partner of the principal underwriter serves as an officer, director or general partner of the Fund or of the Fund’s investment adviser.

(d) Reporting Requirements of Access Persons.

(1) Reports Required. Unless excepted by paragraph (d)(2) of this section, every Access Person of a Fund (other than a money market fund or a Fund that does not invest in Covered Securities) and every Access Person of an investment adviser of or principal underwriter for the Fund, must report to that Fund, investment adviser or principal underwriter:

(i) Initial Holdings Reports. No later than 10 days after the person becomes an Access Person, the following information:

(A) The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

(B) The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

(C) The date that the report is submitted by the Access Person.

(ii) Quarterly Transaction Reports. No later than 10 days after the end of a calendar quarter, the following information:

(A) With respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect beneficial ownership:

(1) The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

(2) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(3) The price of the Covered Security at which the transaction was effected;

(4) The name of the broker, dealer or bank with or through which the transaction was effected; and

(5) The date that the report is submitted by the Access Person.

(B) With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

(1) The name of the broker, dealer or bank with whom the Access Person established the account;

(2) The date the account was established; and

(3) The date that the report is submitted by the Access Person.

(iii) Annual Holdings Reports. Annually, the following information (which information must be current as of a date no more than 30 days before the report is submitted):

(A) The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

(B) The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

(C) The date that the report is submitted by the Access Person.

(2) Exceptions from Reporting Requirements.

(i) A person need not make a report under paragraph (d)(1) of this section with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

(ii) A director of a Fund who is not an “interested person” of the Fund within the meaning of section 2(a)(19) of the Act [15 U.S.C. 80a-2(a)(19)], and who would be required to make a report solely by reason of being a Fund director, need not make:

(A) An initial holdings report under paragraph (d)(1)(i) of this section and an annual holdings report under paragraph (d)(1)(iii) of this section; and

(B) A quarterly transaction report under paragraph (d)(1)(ii) of this section, unless the director knew or, in the ordinary course of fulfilling his or her official duties as a Fund director, should have known that during the 15-day period immediately before or after the director’s transaction in a Covered Security, the Fund purchased or sold the Covered Security, or the Fund or its investment adviser considered purchasing or selling the Covered Security.

(iii) An Access Person to a Fund’s principal underwriter need not make a report to the principal underwriter under paragraph (d)(1) of this section if:

(A) The principal underwriter is not an affiliated person of the Fund (unless the Fund is a unit investment trust) or any investment adviser of the Fund; and

(B) The principal underwriter has no officer, director or general partner who serves as an officer, director or general partner of the Fund or of any investment adviser of the Fund.

(iv) An Access Person to an investment adviser need not make a quarterly transaction report to the investment adviser under paragraph (d)(1)(ii) of this section if all the information in the report would duplicate information required to be recorded under §§ 275.204-2(a)(12) or 275.204-2(a)(13) of this chapter.

(v) An Access Person need not make a quarterly transaction report under paragraph (d)(1)(ii) of this section if the report would duplicate information contained in broker trade confirmations or account statements received by the Fund, investment adviser or principal underwriter with respect to the Access Person in the time period required by paragraph (d)(1)(ii), if all of the information required by that paragraph is contained in the broker trade confirmations or account statements, or in the records of the Fund, investment adviser or principal underwriter.

(3) Review of Reports. Each Fund, investment adviser and principal underwriter to which reports are required to be made by paragraph (d)(1) of this section must institute procedures by which appropriate management or compliance personnel review these reports.

(4) Notification of Reporting Obligation. Each Fund, investment adviser and principal underwriter to which reports are required to be made by paragraph (d)(1) of this section must identify all Access Persons who are required to make these reports and must inform those Access Persons of their reporting obligation.

(5) Beneficial Ownership. For purposes of this section, beneficial ownership is interpreted in the same manner as it would be under § 240.16a-1(a)(2) of this chapter in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Securities Exchange Act of 1934 [15 U.S.C. 78p] and the rules and regulations thereunder. Any report required by paragraph (d) of this section may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the Covered Security to which the report relates.

(e) Pre-approval of Investments in IPOs and Limited Offerings. Investment Personnel of a Fund or its investment adviser must obtain approval from the Fund or the Fund’s investment adviser before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering.

(f) Recordkeeping Requirements.

(1) Each Fund, investment adviser and principal underwriter that is required to adopt a code of ethics or to which reports are required to be made by Access Persons must, at its principal place of business, maintain records in the manner and to the extent set out in this paragraph (f), and must make these records available to the Commission or any representative of the Commission at any time and from time to time for reasonable periodic, special or other examination:

(A) A copy of each code of ethics for the organization that is in effect, or at any time within the past five years was in effect, must be maintained in an easily accessible place;

(B) A record of any violation of the code of ethics, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

(C) A copy of each report made by an Access Person as required by this section, including any information provided in lieu of the reports under paragraph (d)(2)(v) of this section, must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

(D) A record of all persons, currently or within the past five years, who are or were required to make reports under paragraph (d) of this section, or who are or were responsible for reviewing these reports, must be maintained in an easily accessible place; and

(E) A copy of each report required by paragraph (c)(2)(ii) of this section must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

(2) A Fund or investment adviser must maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by investment personnel of securities under paragraph (e), for at least five years after the end of the fiscal year in which the approval is granted.

Appendix B

General Rules and Regulations promulgated under the Securities Exchange Act of 1934

Rule 16a-1(a)(2) — Definition of Terms

Terms defined in this rule shall apply solely to section 16 of the Act and the rules thereunder. These terms shall not be limited to section 16(a) of the Act but also shall apply to all other subsections under section 16 of the Act.

The term beneficial owner shall have the following applications:

Other than for purposes of determining whether a person is a beneficial owner of more than ten percent of any class of equity securities registered under Section 12 of the Act, the term beneficial owner shall mean any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the equity securities, subject to the following:

The term pecuniary interest in any class of equity securities shall mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities.

The term indirect pecuniary interest in any class of equity securities shall include, but not be limited to:

Securities held by members of a person’s immediate family sharing the same household; provided, however, that the presumption of such beneficial ownership may be rebutted; see also Rule 16a-1(a)(4);

A general partner’s proportionate interest in the portfolio securities held by a general or limited partnership. The general partner’s proportionate interest, as evidenced by the partnership agreement in effect at the time of the transaction and the partnership’s most recent financial statements, shall be the greater of:

The general partner’s share of the partnership’s profits, including profits attributed to any limited partnership interests held by the general partner and any other interests in profits that arise from the purchase and sale of the partnership’s portfolio securities; or

The general partner’s share of the partnership capital account, including the share attributable to any limited partnership interest held by the general partner.

A performance-related fee, other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function; provided, however, that no pecuniary interest shall be present where:

The performance-related fee, regardless of when payable, is calculated based upon net capital gains and/or net capital appreciation generated from the portfolio or from the fiduciary’s overall performance over a period of one year or more; and

Equity securities of the issuer do not account for more than ten percent of the market value of the portfolio. A right to a nonperformance-related fee alone shall not represent a pecuniary interest in the securities;

A person’s right to dividends that is separated or separable from the underlying securities. Otherwise, a right to dividends alone shall not represent a pecuniary interest in the securities;

A person’s interest in securities held by a trust, as specified in rule 16a-8(b); and

A person’s right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable.

A shareholder shall not be deemed to have a pecuniary interest in the portfolio securities held by a corporation or similar entity in which the person owns securities if the shareholder is not a controlling shareholder of the entity and does not have or share investment control over the entity’s portfolio.

Appendix C

See the Code of Conduct and The Policies and Procedures Regarding Material, Non-Public Information and the Prevention of Insider Trading of The Carlyle Group, which together comprise the Adviser’s Code of Ethics pursuant to Rule 17j-1